Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-170752 on Form F-1 of our report dated March 16, 2010, except for note 25, as to which the date is April 26, 2010, relating to the consolidated financial statements of HiSoft Technology International Limited (the Company”) and its subsidiaries and variable interest entity, and the related financial statement schedule of the Company included in Schedule I, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
December 13, 2010